3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, October 22, 2013

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q3 2013 SALES OF $664 MILLION, ORGANIC SALES GROWTH OF 5% AND ADJUSTED DILUTED EPS OF $1.05.
REAFFIRMS FULL YEAR 2013 ORGANIC SALES OUTLOOK. NARROWS ADJUSTED DILUTED EPS OUTLOOK TO A NEW RANGE OF $4.08 TO $4.15.

HIGHLIGHTS:

Q3 2013 Results (all percentages are to comparable periods in 2012)

•
Q3 2013 reported sales increased 4% to $664 million, and overall organic sales growth was 5%. By business unit, organic sales growth was 3% for Research, 4% for Applied and 8% for SAFC Commercial. Changes in foreign currency exchange rates reduced otherwise reportable overall sales by 1%.

•
Q3 2013 reported diluted EPS was $0.98 compared to Q3 2012 reported diluted EPS of $0.92. Adjusted diluted EPS, excluding restructuring charges, was $1.05, as compared to Q3 2012 adjusted diluted EPS of $0.94. This quarter included $4 million of non-recurring tax benefits, which positively impacted adjusted EPS by $0.03.

•	For the first nine months of 2013, net cash provided by operating activities increased by 28% to $486 million, and free cash flow increased by 42% to $411 million.

2013 Outlook (all percentages are to comparable periods in 2012)

•	Full-year organic sales growth guidance is unchanged and expected to be in the low-to-mid single digit range.

•
Full-year adjusted diluted EPS is now expected to be in a range of $4.08 to $4.15 versus a prior range of $4.05 to $4.15. The lower end of the previous guidance range is being raised due to the favorable tax benefit in the third quarter of 2013. The upper end of the range is being maintained, which includes the impact of the US government shutdown in the fourth quarter of 2013 offset by the favorable tax benefit in the third quarter of 2013.

•	Net cash provided by operating activities is expected to exceed $560 million. Free cash flow guidance is now expected to exceed $450 million, a $20 million increase from previous guidance.

CEO’s STATEMENT:

Commenting on third quarter 2013 performance, President and CEO Rakesh Sachdev said, “Our overall organic sales growth in the quarter was the best performance in over two years. All of our business units and geographies contributed to growth in the quarter, despite uncertainties in the US federal funding environment. We maintained solid profitability and continued to generate strong free cash flow in the quarter.

In our Research business, we saw US academic/government customers slow their daily purchases in August and September. On the other hand, our EMEA (Europe, Middle East and Africa) and APAC (Asia Pacific) regions generated solid growth in this segment, resulting in positive overall organic sales growth for our global Academic/Government segment in the quarter. Our other two Research segments, Pharma and Dealers, again posted solid organic sales growth and are well positioned for the balance of the year.

Our Applied business unit remains on track to hit our guidance of mid-single digit organic sales growth for the full year, with the Diagnostics and Testing segment expected to grow in the mid-to-high single digits and Industrial segment to grow in the low single digits. Our success in certifying several of our facilities to ISO 13485 standards for regulated diagnostics markets is helping us expand our offerings in that segment. Additionally in the quarter, we established a partnership with Paragon Scientific, which is an example of our strategy to expand our portfolio of certified reference materials in our applied markets.

I am pleased with the performance of our SAFC Commercial business unit, which posted strong high-single digit organic sales growth in the quarter. This was led by double-digit growth in our Life Science Products segment that includes our industrial cell culture media and high-potency APIs. Sales in our Life Sciences Services segment, which includes viral manufacturing and BioReliance services, also organically grew double digits. We are expanding our capacity in both segments for future growth. We remain on track to bring additional powder media capacity online in Irvine, Scotland in 2014, and we recently opened new US clearance services laboratories to support our BioReliance services business.

We continue to generate strong cash flow. In the first nine months of 2013, we increased our free cash flow by over $120 million to $411 million compared to the same period last year. We continue to maintain the disciplined approach to capital deployment for M&A, dividends and share repurchases that has served us well in generating long-term shareholder value.”

Mr. Sachdev concluded, “As we look to the remainder of 2013, we remain on track to generate overall, full-year organic sales growth of low-to-mid single digits, and we continue to see traction in our customer-focused business units and success in the initiatives we established earlier this year.”

Q3 2013 RESULTS:

Reported sales for the third quarter of 2013 were $664 million, a 4% increase from the same quarter in 2012. Organic sales growth in the quarter was 5%. Changes in foreign currency exchange rates caused sales to decline by 1%.

Research ($341 million in sales, 51% of overall sales)

•	Organic sales grew by 3%. Changes in foreign currency exchange rates reduced overall Research sales growth by 1%.

•
Organic sales growth in the Academic/Government segment was in the low-single digits. Within the Total Americas region, sales to our academic and government customers declined due to sequestration and September concerns regarding a budget impasse and possible government shutdown. Sales growth in the EMEA and APAC regions was solid during the quarter.

•	Organic sales growth in the Pharma segment was in the mid-single digits, which continues a five-quarter trend of sequential improvement.

•	Organic sales growth through Dealers was in the high-single digits with contribution across all customer segments and geographies.

Applied ($154 million in sales, 23% of overall sales)

•	Organic sales grew by 4%. Changes in foreign currency exchange rates had minimal impact on overall sales growth.

•
Organic sales growth in the Diagnostics and Testing segment was in the mid-single digits. Organic sales growth in the Industrial segment was in the low-to-mid single digits. Sales in the APAC region rebounded to double-digit growth but were offset by weaker sales growth in the Total Americas region.

SAFC Commercial ($169 million in sales, 26% of overall sales)

•	Organic sales grew 8%. Changes in foreign currency exchange rates had minimal impact on overall sales growth.

•	Organic sales growth in the Life Science Products segment was in the double digits. Biopharma materials and contract manufacturing again led this segment with strong double-digit growth.

•	Organic sales growth in the Life Science Services segment was in the double digits, a significant improvement over the first half of 2013.

•	Organic sales growth in the Hitech segment declined in the high-single digits. The rate of decline moderated versus the previous quarter.

Adjusted operating income margin in the third quarter of 2013 was 25.3%. Adjusted operating margin excludes $10 million of restructuring charges primarily resulting from the closure of a Life Science Products’ manufacturing site in Europe. Once completed, this restructuring plan is expected to generate $3-4 million of annual pre-tax savings. Restructuring charges were $4 million in the third quarter of 2012. Compared to the same period last year, adjusted operating income margin improved by 30 basis points.

The effective tax rate for the third quarter of 2013 was 24% compared to 28% in the same period last year. The lower effective tax rate for the third quarter of 2013 is due to the increased benefits from favorable tax rates in foreign jurisdictions and finalizing the prior year tax filings. The third quarter of 2013 also had $4 million of non-recurring tax benefits from changes in the UK tax rate, which positively impacted adjusted EPS by $0.03.

For the first nine months of 2013, free cash flow was $411 million as compared to $290 million in the same period last year.

2013 OUTLOOK:

•	2013 overall organic sales growth outlook is unchanged and expected to be in the low-to-mid single digit range.

◦	In the second half of 2013, Research organic sales growth is expected to be in the low-to-mid single digit range.

◦	In the second half of 2013, Applied organic sales growth is expected to be in the mid-single digit range.

◦	In the second half of 2013, SAFC Commercial organic sales growth is expected to be in the mid-single digit range.
2013 adjusted diluted EPS forecast is now expected to be in a range of $4.08 to $4.15, as compared to prior guidance of a range of $4.05 to $4.15. The lower end of the previous guidance range is being raised due to the favorable tax benefit in the third quarter of 2013. The upper end of the range is being maintained, which includes the impact of the US government shutdown in the fourth quarter of 2013, offset by the favorable tax benefit in the third quarter of 2013. This new guidance implies a fourth quarter 2013 adjusted EPS range of $0.97 to $1.04. Based on current foreign exchange rates and net hedging positions, the Company no longer expects any material change in adjusted diluted EPS or reported sales in the fourth quarter.

•	The full-year effective tax rate is expected to be approximately 27%, as compared to prior guidance of 28%.

•	Free cash flow guidance has increased and is expected to exceed $450 million.

◦	Net cash provided by operating activities is expected to exceed $560 million.

◦	Capital expenditures are expected to be approximately $110 million.

OTHER INFORMATION:
Cash Flow and Debt: Net cash provided by operating activities for the first nine months of 2013 was $486 million compared to $379 million for the same period in 2012, primarily driven by lower use of cash for working capital. Capital expenditures in the first nine months of 2013 were $75 million compared to $89 million in the same period last year. For the first nine months of 2013, free cash flow of $411 million was used to return $193 million to shareholders through dividends and share repurchases. The Company’s debt to capital ratio was 13% at September 30, 2013 and 21% at December 31, 2012.
Share Repurchases: In the third quarter of 2013, the Company repurchased 700,000 shares for $59 million. There were 120 million shares outstanding at September 30, 2013. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Conference Call Information: The Company will hold its quarterly conference call to discuss third quarter 2013 financial results on Tuesday, October 22, 2013, at 11:00 AM EDT. To listen, please call (877) 266-0483 (Domestic) or (707) 287-9342 (International). Details to listen and view the presentation slides via the Internet can be found at http://investor.sigmaaldrich.com/.

A replay of the call will be available from 10/22/2013 to 10/29/2013. For the replay, please call (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use Conference ID# 45733925 or go to http://investor.sigmaaldrich.com/ under "Presentations & Events."

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections. Such statements are preceded by, are followed by or include the words “expected,” “expects,” “reaffirm,” “on track,” “forecast,” “would,” “estimate,” “potentially,” “will,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding, including as a result of the US federal government shutdown, and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units, (6) dependence on uninterrupted manufacturing operations and a global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 11 - Income Taxes, to the Company’s consolidated financial statements included in Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses, and (15) the outcome of the outstanding matters described in Note 12 - Contingent Liabilities and Commitments, to the Company’s consolidated financial statements included in Item 8 of Part II of the 10-K. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.
About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and a wide range of industrial companies. The Company operates in 37 countries and has approximately 9,100 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.
Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 7 and 11 of this release for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2013 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income, EPS and operating income margin (reconciled on page 11; and free cash flow (defined on page 9). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Sales	$664	$639	$2,020	$1,968
Cost of products and services sold	330	315	1,001	949
Gross profit	334	324	1,019	1,019
Selling, general and administrative expenses	150	147	458	458
Research and development expenses	16	17	49	53
Restructuring and other charges	10	4	22	13
Operating income	158	156	490	495
Interest, net	1	1	3	3
Income before income taxes	157	155	487	492
Provision for income taxes	38	43	127	148
Net income	$119	$112	$360	$344

Net income per share - Basic	$0.99	$0.93	$3.00	$2.84
Net income per share - Diluted	$0.98	$0.92	$2.98	$2.82

Weighted average number of shares outstanding - Basic	120	121	120	121
Weighted average number of shares outstanding - Diluted	121	122	121	122

Income Statement Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Gross profit	50.3%	50.7%	50.4%	51.8%
S,G&A expenses	22.6%	23.0%	22.7%	23.3%
Research and development expenses	2.4%	2.7%	2.4%	2.7%
Restructuring and other charges	1.5%	0.6%	1.0%	0.6%
Operating income	23.8%	24.4%	24.3%	25.2%

Net income	17.9%	17.5%	17.8%	17.5%

Effective tax rate	24.2%	27.7%	26.1%	30.1%

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$688	$724
Accounts receivable	390	356
Inventories	715	722
Deferred taxes	30	32
Other	82	95
Total current assets	1,905	1,929

Property, plant and equipment:
Property, plant and equipment	2,073	2,011
Less - accumulated depreciation	(1,267)	(1,182)
Property, plant and equipment, net	806	829

Goodwill	687	691
Intangibles, net	261	282
Other	120	89
Total assets	$3,779	$3,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$114	$383
Accounts payable	165	160
Payroll	66	55
Income taxes	30	26
Other	87	77
Total current liabilities	462	701

Long-term debt	300	300
Pension and post-retirement benefits	133	135
Deferred taxes	59	64
Other	77	74
Total liabilities	1,031	1,274

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	315	276
Common stock in treasury	(2,377)	(2,271)
Retained earnings	4,552	4,270
Accumulated other comprehensive income	56	69
Total stockholders' equity	2,748	2,546

Total liabilities and stockholders' equity	$3,779	$3,820

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$360	$344
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103	101
Deferred income taxes	(2)	23
Stock-based compensation expense	18	13
Restructuring	8	1
Other	(13)	(6)
Changes in operating assets and liabilities:
Accounts receivable	(39)	(38)
Inventories	(2)	(43)
Accounts payable	6	(6)
Income taxes	5	(17)
Other, net	42	7
Net cash provided by operating activities	486	379
Cash flows from investing activities:
Capital expenditures	(75)	(89)
Purchases of investments	(96)	(77)
Proceeds from sales of investments	74	81
Acquisitions of businesses, net of cash acquired	—	(389)
Proceeds from sale of net assets	9	—
Other, net	—	(6)
Net cash used in investing activities	(88)	(480)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(269)	152
Dividends	(78)	(73)
Share repurchases	(115)	(99)
Proceeds from exercise of stock options	25	31
Excess tax benefits from stock-based payments	6	10
Net cash provided by/(used in) financing activities	(431)	21

Effect of exchange rate changes on cash	(3)	4
Net change in cash and cash equivalents	(36)	(76)
Cash and cash equivalents at January 1	724	665
Cash and cash equivalents at September 30	$688	$589

Reconciliation of Free Cash Flow
(in millions)
	Nine Months Ended
	September 30,
	2013	2012

Net cash provided by operating activities	$486	$379
Less: Capital expenditures	(75)	(89)
Free cash flow	$411	$290

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	September 30, 2013
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	2%	(1)%	—%	3%
Applied	4%	—%	—%	4%
SAFC Commercial	8%	—%	—%	8%
Total Customer Sales	4%	(1)%	—%	5%

	Nine Months Ended
	September 30, 2013
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	—%	(2)%	—%	2%
Applied	5%	—%	1%	4%
SAFC Commercial	7%	(1)%	3%	5%
Total Customer Sales	3%	(1)%	1%	3%

Business Unit Sales
(in millions)
	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$353	$341	$—	$1,055
Applied	159	160	154	—	473
SAFC Commercial	155	168	169	—	492
Total Customer Sales	$675	$681	$664	$—	$2,020

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research	$372	$348	$335	$343	$1,398
Applied	153	151	148	146	598
SAFC Commercial	140	165	156	166	627
Total Customer Sales	$665	$664	$639	$655	$2,623

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Reported net income	$119	$112	$0.98	$0.92
Restructuring and other charges	8	3	0.07	0.02
Adjusted net income	$127	$115	$1.05	$0.94

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reported net income	$360	$344	$2.98	$2.82
Restructuring and other charges	16	10	0.13	0.08
Adjusted net income	$376	$354	$3.11	$2.90

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Reported operating income	$158	$156	$490	$495
Restructuring and other charges	10	4	22	13
Adjusted operating income	$168	$160	$512	$508

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Reported operating income margin	23.8%	24.4%	24.3%	25.2%
Restructuring and other charges	1.5%	0.6%	1.0%	0.6%
Adjusted operating income margin	25.3%	25.0%	25.3%	25.8%

Trend of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2012

Reported operating income margin	23.8%	24.4%	24.6%	25.0%
Restructuring and other charges	1.5%	1.7%	—%	0.2%
Adjusted operating income margin	25.3%	26.1%	24.6%	25.2%